Exhibit 23.1 Audit Letter from KPMG LLP, Chartered Accountants


Securities and Exchange Commission
Washington, DC  20549
USA


January 25, 2005


Ladies and Gentlemen

We were previously principal accountants for Electronic Identification, Inc. and, under the date of March 22, 2002, except as to notes 3(l), 17(c), and 17(d) which are as of October 25, 2002, note 17(e) which is as of October 30, 2002 and notes 17(f) and 17(g) which are as of January 27, 2003, we reported on the consolidated financial statements of Electronic Identification, Inc. as of and for the years ended December 31, 2001 and 2000. On May 23, 2003, our appointment as principal accountants was terminated. We have read Electronic Identification, Inc.'s statements included under Item 4.0 of its Form 8-K/A dated 1/25/2005, and, with respect to the change in auditor from KPMG LLP to Manning Elliott, we agree with such statements, except that:

(a)  we  are  not  in  a  position   to  agree  or  disagree   with   Electronic
Identification, Inc.'s statement that the change was recommended and approved by the board of directors; and

(b) we are not in a position to comment on whether Electronic Identification, Inc. had engaged Manning Elliott regarding the application of accounting principle to a specified transaction or the type of audit opinion that might be rendered on Electronic Identification, Inc.'s consolidated financial statements.

We make no comments and have no knowledge whatsoever with respect to the change in auditor from Manning Elliott to Cordavano and Honeck also included under Item
4.01 of its Form 8-K/A dated 1/25/2005.

Very truly yours,

/s/: KPMG LLP
--------------
     KPMG LLP


KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.